CinTel Corp.
                         We Keep Your Network Smart!!!
                          9900 Corporate Campus Drive
                     Suite 3000, Louisville, KY 40223 USA
                 Tel: 502-657-6077         Fax: 502-657-6078

PRESS RELEASE:  Worldwide Distribution
DATE:  July 7, 2006

CinTel Appoints Two New Illustrious Board Members
LOUISVILLE, Ky.--(BUSINESSWIRE)--July 7, 2006--CinTel Corp. (OTCBB: CNCN), a leader in Internet traffic management, announced today it has appointed Sangyong Oh, an investment specialist of more than 15 years and Kwanghee Lee, a veteran investor with more than 12 years of experience in the venture capital industry as additional members of the board of directors for CinTel Corp, effective as of July 7, 2006.

Mr. Oh currently serves as the Executive Vice President of the Alternative Investment Division at Pheonix Asset Management Co., Ltd. which includes a real estate and other funds, formerly known as Global Asset Management Co., Ltd. Pheonix Asset Management is 16% owned by an affiliate company of the Bokwang Group (www.bokwang.com) and 20% owned by CinTel. Prior to his current post at Pheonix, he served as the director of real estate investment with Daehan Investment & Securities from May 2002 to May 2005. Prior to Daehan Investment
& Securities, he served in a variety of important posts at Korea Investment & Securities, Samsung Securities, Samsung Life Insurance and Daewoo Economic Research Institute.

Kwanghee Lee has an outstanding record of accomplishments in all aspects of investment; he has served as part of the investment committee in a number of different industries such as biotechnology and investment technology over the 12 years at KTBnetwork which is by far one of the most renowned investment companies in Korea. He is now team leader of the Life Science Team at KTBnetwork. He has generated approximately 80 million dollars in 42 companies and has led to successful public offerings of 18 companies on a variety of exchanges such as KOSPI, KOSDAQ and NASDAQ.

KTBnetwork is an investment company led by a team of highly qualified and experienced professionals across all business areas and is a leader in value-added investment for the incubation and development of promising forward-looking companies. Since its establishment in 1981, it has invested more than one billion dollars in about 1,000 companies in almost every form of private equity, including start-ups, corporate restructurings, and buyouts. As Korea's largest and most prominent private equity group, KTBnetwork is now preparing itself to become an internationally recognized premier investment group.

Sang-Don Kim, the CEO and president of CinTel said, "We look forward to the guidance they will provide as members of our Board of Directors and in particular their experience in the investment industry will enable CinTel to successfully carry out its mergers and acquisitions strategies."

About CinTel Corp.
CinTel Corp., based in North America with its main business operations in Korea, provides enterprise technology solutions that deliver faster internal and external network service. Founded in 1997, CinTel introduced Korea's first dynamic server load balancer, which has now evolved into a world-class product line with ever-expanding solutions from key partners and internal development. CinTel's award-winning Internet Traffic Management (ITM) solutions are marketed to customers worldwide, enabling the company's customers to improve Internet and network traffic management, service levels, secure content, user experience, and reduce server loads and bandwidth demands. While CinTel maintains its position as a leader in ITM through continuous research and development efforts it has also begun expansion into creative new markets and worldwide distribution of Korean based technologies. For additional information, please visit CinTel Corp at www.cintelcorp.net

Safe-Harbor Statement
This press release may contain statements (such as projections regarding future performance) that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to those detailed from time to time in the Company's filings with the Securities and Exchange Commission.

CinTel Corp.
J.D. Sparks, 502-657-6077
Vice-President
JDSparks@cintelcorp.net